Exhibit 99.1

CU BANCORP REPORTS RECORD QUARTERLY AND ANNUAL EARNINGS

FOR FOURTH QUARTER AND FULL YEAR 2013

Annual Net Income rises to $9.8 Million, up from $1.7 Million in 2012;

Fourth Quarter Diluted EPS of $0.26, up 73% over Prior Year and 13% over Prior Quarter

Encino, CA, February 5, 2014 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported net income of $2.8 million, or $0.26 per fully diluted share, for the fourth quarter of 2013, an increase of 14% from net income of $2.5 million or $0.23 per fully diluted share for the third quarter of 2013, and up 74% from net income of $1.6 million or $0.15 per fully diluted share, for the fourth quarter of 2012.

For the full year 2013, the Company reported net income of $9.8 million, or $0.90 per fully diluted share, an increase of 467% from net income of $1.7 million, or $0.21 per fully diluted share, for the full year 2012.

The comparability of annual financial information for 2013 and 2012 is affected by the acquisition of Premier Commercial Bancorp and its subsidiary Premier Commercial Bank, N.A. (collectively “PCB”). Operating results for 2012 include the operations of these acquired entities from July 31, 2012, the date of acquisition.

2013 Highlights

•	Net income increased to $9.8 million, or $0.90 per fully diluted share, from net income of $1.7 million, or $0.21 per fully diluted share, for 2012

•	Core earnings(1) were $17.6 million for 2013, an increase of $9.3 million or 111% from 2012

•	Total loans increased to $933 million, up $78 million or 9.2% from December 31, 2012

•	Total deposits increased to $1.23 billion, up $154 million or 14.3% from December 31, 2012

•	Non-interest bearing demand deposits increased to $632 million, up $89 million or 16.3% from December 31, 2012

•	Net interest margin for 2013 increased to 3.96% from 3.63% for the prior year ended December 31, 2012

•	Tangible book value per share increased to $11.11, up $0.74 from December 31, 2012

•	Nonperforming assets to total assets decreased to 0.68%, at December 31, 2013, from 1.09% at December 31, 2012

•	Continued status as well-capitalized, the highest regulatory category

(1)	Core earnings defined in the table labeled “Core Earnings and Reconciliation to Net income” at the end of press release

Fourth Quarter 2013 Highlights

•	Net income increased to $2.8 million, or $0.26 per fully diluted share, from net income of $2.5 million, or $0.23 per fully diluted share, for third quarter of 2013

•	Total loans increased $24 million or 2.6% from September 30, 2013 to $933 million at December 31, 2013

•	Total deposits increased $56 million or 4.8% from September 30, 2013 to $1.23 billion at December 31, 2013

•	Non-interest bearing demand deposits increased $23 million or 3.7% from September 30, 2013, representing 51% of total deposits

•	Net interest margin declined to 3.69% from 3.95% for the prior quarter ended September 30, 2013

•	Tangible book value per share increased $0.20 over September 30, 2013, to $11.11

“A year ago I stated that with the successful integration of the PCB acquisition behind us and the maturation of our franchise, there was a substantial opportunity in 2013 for increasing our earnings by growing our market share and continuing the rationalization of deposits toward lower funding costs, which would lead to further improvement in our operational efficiency,” said David Rainer, President and Chief Executive Officer of CU Bancorp and California United Bank. “I am very pleased to report that our strong execution on each of these strategies has led to four consecutive quarters of record earnings and record annual 2013 earnings of $9.8 million, a 467% increase from net income of $1.7 million in 2012.

“For the year, our total loans grew by $78 million or 9% to $933 million, including a 14% increase in commercial and industrial loans. All new loan growth was funded from the $89 million increase in non-interest bearing deposits, which grew 16% to $632 million and account for 51% of total deposits. Gain on sale of SBA loans grew from $50 thousand to more than $1 million and overall cost of funds has fallen steadily to 16 basis points in the fourth quarter of 2013, down from 24 basis points in the year ago quarter. As expected, our success in implementing each of these strategies was reflected in the improvement of our efficiency ratio, which declined to 68% from 87% in the prior year.

“2013 was a very profitable and productive year for us. I believe our results are solid evidence of the validity of our strategy and that we are well positioned for continued growth and profitability going forward, which we expect to result in increased shareholder value.”

Full Year and Fourth Quarter 2013 Operating Results

Net Income and Profitability Ratios

Net income was $9.8 million or $0.90 per fully diluted share for the full year of 2013, compared with net income of $1.7 million, or $0.21 per diluted share for the full year of 2012. The increase was driven by an increase in net interest income from the expansion of our loan portfolio, reflecting the acquisition of PCB, as well as organic loan growth and an increase in noninterest income.

Net income was $2.8 million or $0.26 per fully diluted share for the fourth quarter of 2013, compared with net income of $2.5 million, or $0.23 per fully diluted share, for the third quarter of 2013. Among the drivers of the improvement in profitability were an increase in noninterest income and a lower provision for income tax due to favorable tax events.

The following table shows certain of the Company’s performance ratios for the full year of 2013, the full year of 2012, the fourth quarter of 2013, the third quarter of 2013 and the fourth quarter of 2012:

	FY 2013	FY 2012	Q4 2013	Q3 2013	Q4 2012
Return on average assets	0.74%	0.17%	0.79%	0.74%	0.50%
Return on average equity	7.5%	1.7%	8.3%	7.4%	5.2%
Operating efficiency ratio	68%	87%	68%	68%	72%

Net Interest Income and Net Interest Margin

Net interest income before the provision for loan losses totaled $48.8 million for the full year of 2013, an increase of $13 million or 37% from the previous year. The increase was due to the higher average loan balances, reflecting the acquisition of PCB, net organic loan growth and a higher net interest margin.

Net interest margin for the full year of 2013 was 3.96%, compared to 3.63% in the previous year. The increase in net interest margin was largely a result of the higher ratio of average loans to average earning assets in 2013 compared to 2012.

Net interest income before the provision for loan losses totaled $12.3 million for the fourth quarter of 2013, an increase of $582 thousand or 5% from the fourth quarter of 2012. The increase was primarily driven by net organic loan growth.

Net interest income before the provision for loan losses for the fourth quarter of 2013 increased $37 thousand, or 0.3% from the third quarter of 2013. While the Company experienced strong growth in loan volume period over period, the net interest margin experienced compression as more fully discussed below.

The Company’s net interest income continued to be positively impacted in the fourth quarter of 2013 by the recognition of the fair value discount earned on early payoffs of acquired loans. The Company recorded $735 thousand and $571 thousand in discount earned on early loan payoffs/large paydown of acquired loans in the third and fourth quarters of 2013, respectively, with a positive impact on the net interest margin of 24 and 17 basis points, respectively. During the third quarter, the discount was offset by the reversal of $167 thousand of interest income related to an acquired loan relationship that was placed on non-accrual status.

As of December 31, 2013, the Company had $8.6 million of discount remaining on acquired accruing loans.

Net interest margin in the fourth quarter of 2013 was 3.69%, compared to 3.87% in the fourth quarter of 2012. The decrease in the net interest margin from the prior period was due to the attrition of higher rate loans and their replacement with lower yielding loans.

Net interest margin in the fourth quarter of 2013 was 3.69% compared to 3.95% in the third quarter of 2013. Although loans on average were $24 million higher than the previous quarter, average deposits also grew $101 million over the previous quarter, which negatively impacted the net interest margin.

The Company’s average yield on loans was 5.27% in the fourth quarter of 2013, compared to 5.45% in the third quarter of 2013. The decrease in average yield from the prior quarter was due to the attrition of higher rate loans and their replacement with lower yielding loans.

The Company’s cost of funds was 0.16% in the fourth quarter of 2013, a decrease from 0.24% in the fourth quarter of 2012 and 0.17% for the third quarter of 2013.

Non-interest Income

Non-interest income was $6.5 million in 2013, an increase of $2.6 million or 65% from $4 million in the prior year. The increase was due to higher gain on sale from SBA loans, higher income from bank-owned life insurance (BOLI), and higher deposit account service charge income. The Company also received an insurance settlement of $250 thousand in the second quarter of 2013.

Non-interest income was $1.9 million in the fourth quarter of 2013, an increase of $529 thousand or 38% from $1.4 million in the same quarter of the prior year. The increase was primarily due to higher gain on sale of SBA loans, and the gain on sale of investment securities in the fourth quarter of 2013, compared to an impairment recorded on investment securities in the fourth quarter of 2012.

Non-interest income in the fourth quarter of 2013 increased $460 thousand or 31% over the third quarter of 2013. The increase was primarily due to higher gain on sale of SBA loans and an increase in transaction referral fee income.

Non-interest Expense

Non-interest expense incurred in 2013 was $37.6 million, an increase of $3.1 million, or 9% from $34.5 million in the prior year. The increase was primarily attributable to the increased scale of the Company following the merger with PCB on July 31, 2012. Active full-time equivalent employees increased to 176 at December 31, 2013, from 167 at December 31, 2012. Non-interest expense for the fourth quarter of 2013 was $9.6 million, comparable to non-interest expense of $9.5 million for the same period of the prior year.

Non-interest expense for the fourth quarter of 2013 increased $190 thousand or 2.0% over the third quarter of 2013. The increase in expense compared to the prior period was related to restricted stock grants and costs associated with loan collection efforts. Included in other operating expenses for the fourth and third quarters of 2013 were costs for loan collection of $107 thousand and $71 thousand, respectively, related to one acquired non-accrual loan relationship.

Income Tax

In the fourth quarter of 2013 the Company’s tax rate decreased to an effective rate of 24% as a result of nonrecurring items. These items included: an increase on the marginal tax rate of the deferred tax asset, resulting in a reduction of tax expense of $326 thousand; a disqualifying disposition of incentive stock options resulting in a benefit of $151 thousand; and a true-up of $285 thousand related to three tax returns filed in 2013 for PCB, CU Bancorp and California United Bank, that included a low-income housing tax credit under early adoption of ASU 2014-01.

During the third quarter of 2013, the Company was allocated and recorded $215 thousand in tax credits on CRA qualified investments.

Balance Sheet

Assets

Total assets at December 31, 2013 were $1.41 billion, a year-over-year increase of $158 million or 12.7% from December 31, 2012, primarily resulting from net organic growth in total deposits. Total assets increased $61 million or 4.6% quarter-over-quarter from September 30, 2013, also the result of growth in total deposits.

Loans

Total loans were $933 million at December 31, 2013, an increase of $24 million or 2.6% from $910 million at the end of the prior quarter. This also represents an increase of $78 million or 9.2% from December 31, 2012. During the fourth quarter of 2013, the Company had approximately $37 million of net organic loan growth, which was partially offset by approximately $13 million in loan run-off from acquired portfolios (from PCB and COSB). The increase in total loans from the end of the prior quarter included a $3 million increase in the commercial and industrial loan portfolio and a $5 million increase in the owner-occupied nonresidential properties portfolio, which together are now 53% of total loans, and a $6 million increase in the multifamily residential properties portfolio. The increase in total loans was primarily attributable to the development of new customer relationships.

As in the third quarter, a high proportion of the Company’s fourth quarter loan production occurred late in the quarter, which resulted in total end of period loans at December 31, 2013, $21.5 million higher than average loans during the fourth quarter of 2013.

Deposits

Total deposits at December 31, 2013 were $1.23 billion, an increase of $56 million or 4.8% from September 30, 2013. This also represents an increase of $154 million or 14.3% from December 31, 2012. The increase in total deposits from the end of the prior quarter primarily reflects higher balances across all non-maturing deposit categories, with the largest increases occurring in interest bearing demand deposits, followed by non-interest bearing demand deposits.

Non-interest bearing deposits at December 31, 2013 were $632 million, an increase of $23 million or 3.7% from September 30, 2013. Non-interest-bearing deposits represented 51% of total deposits at December 31, 2013, down from 52% at the end of the prior quarter. Cost of deposits for the quarter was 0.12%, down from 0.13% in the prior quarter.

Asset Quality

Credit quality remained strong, with the decline of non-performing assets in the fourth quarter and net charge offs of 0.12% for the year. Total non-performing assets were $9.6 million, or 0.68% of total assets at December 31, 2013, compared with $15.6 million, or 1.16% of total assets, at September 30, 2013. The decrease in non-performing assets was largely due to the sale of the Company’s sole property in the real estate owned category. The property was carried on the books at $3.1 million and the transaction netted a gain on sale of $22 thousand. Approximately 83% of the total non-performing assets at December 31, 2013 were acquired loans that were marked-to-market at the time of acquisition.

Total nonaccrual loans were $9.6 million, or 1.02% of total loans, at December 31, 2013, compared with $12.4 million, or 1.37% of total loans, at September 30, 2013. Excluding acquired loans, total nonaccrual loans were $1.7 million, or 0.18% of total loans, at December 31, 2013, compared with $2.1 million, or 0.23% of total loans, at September 30, 2013.

During the fourth quarter of 2013, the Company recorded net charge-offs of $369 thousand, compared with net charge-offs of $5 thousand during the third quarter of 2013. In the third quarter, the Company had gross charge-offs of $785 thousand, which were offset by $780 thousand in recoveries.

The Company recorded a loan loss provision of $934 thousand for the fourth quarter of 2013. The loan loss provision reflects net charge-offs recorded in the quarter, as well as the strong level of organic growth of the loan portfolio.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and the related allowance) was 1.50% at December 31, 2013, compared with 1.50% at September 30, 2013, and 1.54% at December 31, 2012.

Capital

CU Bancorp remained well capitalized at December 31, 2013 with total risk weighted assets of $1,135,552,000. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

December 31, 2013	Minimum Capital to Be Considered “Well-Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	12.80%
Tier 1 Risk-Based Capital Ratio	6%	11.84%
Tier 1 Leverage Capital Ratio	5%	9.57%

At December 31, 2013, tangible common equity was $123.1 million with common shares issued and outstanding of 11,081,364 as of the same date, resulting in tangible book value per common share of $11.11. This compares to tangible common equity of $118.3 million with a tangible book value per common share of $10.91 at September 30, 2013. The increase in tangible book value per common share from the prior quarter primarily reflects the net income generated during the fourth quarter of 2013.

During the fourth quarter of 2013, stock options exercised by executive officers increased shares outstanding by 233,000.

Non-GAAP Financial Disclosures

This press release contains certain non-GAAP financial disclosures. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Given the use of tangible common equity amounts and ratios is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. California

United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This news release (including the exhibits hereto) contains forward-looking statements about CU Bancorp (the “Company”) for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets and the state of California, (2) significant costs or changes in business practices required by new banking laws or regulations such as those related to Basel III, (3) weakness in general business and economic conditions, which may affect, among other things, the level of growth, income, non-performing assets, charge-offs and provision expense, (4) changes in market rates and prices which may adversely impact the value of financial products, (5) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (6) competition in the Company’s markets, (7) changes in the financial performance and/or condition of the Company’s borrowers, (8) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (9) earthquake, fire, pandemic or other natural disasters, (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (11) international instability, downgrading or defaults on sovereign debt, including that of the United States of America or increased oil prices, (12) additional downgrades of securities issued by U.S. government sponsored or supported entities such as Fannie Mae and Freddie Mac, (13) the impact of the Dodd-Frank Act, (14) the effect of U.S. federal government debt, budget and tax matters, (15) changes in the level of early payoffs on acquired loans and the amount of fair value discount on these loans recognized each quarter, and (16) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see CU Bancorp’s reports on Form 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases.

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman, President and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2013	2013	2012
	Unaudited	Unaudited	Audited
ASSETS
Cash and due from banks	$23,156	$38,329	$25,181
Interest earning deposits in other financial institutions	218,131	182,070	157,715

Total Cash and Cash Equivalents	241,287	220,399	182,896
Certificates of deposit in other financial institutions	60,307	47,124	27,006
Investment securities available-for-sale, at fair value	106,488	102,779	118,153
Loans	933,194	909,642	854,885
Allowance for loan loss	(10,603)	(10,038)	(8,803)

Net loans	922,591	899,604	846,082
Premises and equipment, net	3,531	3,081	3,422
Deferred tax assets, net	11,835	13,154	13,818
Other real estate owned, net	—	3,112	3,112
Goodwill	12,292	12,292	12,292
Core deposit and leasehold right intangibles	2,525	1,507	1,747
Bank owned life insurance	21,200	21,048	20,583
Accrued interest receivable and other assets	25,760	22,287	20,526

Total Assets	$1,407,816	$1,346,387	$1,249,637

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$632,192	$609,607	$543,527
Interest bearing transaction accounts	155,735	129,786	112,747
Money market and savings deposits	380,915	369,530	340,466
Certificates of deposit	63,581	67,426	81,336

Total deposits	1,232,423	1,176,349	1,078,076
Securities sold under agreements to repurchase	11,141	16,043	22,857
Subordinated debentures, net	9,379	9,339	9,169
Accrued interest payable and other liabilities	16,949	12,542	13,912

Total Liabilities	1,269,892	1,214,273	1,124,014

SHAREHOLDERS’ EQUITY
Common stock	121,675	119,369	118,885
Additional paid-in capital	8,377	7,447	7,052
Retained earnings (deficit)	8,077	5,245	(1,708)
Accumulated other comprehensive income (loss)	(205)	53	1,394

Total Shareholders’ Equity	137,924	132,114	125,623

Total Liabilities and Shareholders’ Equity	$1,407,816	$1,346,387	$1,249,637

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the three months ended
	December 31, 2013	September 30, 2013	December 31, 2012
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$12,111	$12,203	$11,650
Interest on investment securities	493	441	594
Interest on interest bearing deposits in other financial institutions	237	178	213

Total Interest Income	12,841	12,822	12,457

Interest Expense
Interest on interest bearing transaction accounts	65	57	61
Interest on money market and savings deposits	255	263	322
Interest on certificates of deposit	58	47	97
Interest on securities sold under agreements to repurchase	11	23	20
Interest on subordinated debentures	109	126	196

Total Interest Expense	498	516	696

Net Interest Income	12,343	12,306	11,761
Provision for loan losses	934	631	867

Net Interest Income After Provision For Loan Losses	11,409	11,675	10,894

Non-Interest Income
Gain on sale of securities, net	42	—	—
Other-than-temporary impairment losses	—	—	(65)
Gain on sale of SBA loans, net	414	263	50
Deposit account service charge income	628	598	633
Other non-interest income	847	610	784

Total Non-Interest Income	1,931	1,471	1,402

Non-Interest Expense
Salaries and employee benefits	5,495	5,432	5,053
Stock compensation expense	372	241	362
Occupancy	1,037	1,074	1,039
Data processing	455	452	544
Legal and professional	557	530	475
FDIC deposit assessment	226	219	189
Merger related expenses	—	—	203
OREO valuation write-downs and expenses	7	39	23
Office services expenses	248	261	291
Other operating expenses	1,223	1,182	1,323

Total Non-Interest Expense	9,620	9,430	9,502

Net Income Before Provision for Income Tax Expense	3,720	3,716	2,794
Provision for income tax expense	888	1,239	1,166

Net Income	$2,832	$2,477	$1,628

Earnings Per Share
Basic earnings per share	$0.26	$0.24	$0.16
Diluted earnings per share	$0.26	$0.23	$0.15
Average shares outstanding	10,736,000	10,546,000	10,468,000
Diluted average shares outstanding	10,999,000	10,848,000	10,695,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the Year Ended December 31,
	2013	2012
	Unaudited	Audited
Interest Income
Interest and fees on loans	$48,201	$34,268
Interest on investment securities	1,913	2,421
Interest on interest bearing deposits in other financial institutions	732	807

Total Interest Income	50,846	37,496

Interest Expense
Interest on interest bearing transaction accounts	238	184
Interest on money market and savings deposits	1,027	927
Interest on certificates of deposit	255	264
Interest on securities sold under agreements to repurchase	74	90
Interest on subordinated debentures	485	332

Total Interest Expense	2,079	1,797

Net Interest Income	48,767	35,699
Provision for loan losses	2,852	1,768

Net Interest Income After Provision For Loan Losses	45,915	33,931

Non-Interest Income
Gain on sale of securities, net	47	—
Other-than-temporary impairment losses	—	(155)
Gain on sale of SBA loans, net	1,087	50
Deposit account service charge income	2,377	2,130
Other non-interest income	3,007	1,936

Total Non-Interest Income	6,518	3,961

Non-Interest Expense
Salaries and employee benefits	21,782	17,609
Stock compensation expense	1,088	1,120
Occupancy	4,194	3,564
Data processing	1,868	1,905
Legal and professional	2,166	1,350
FDIC deposit assessment	880	719
Merger related expenses	43	3,058
OREO valuation write-downs and expenses	95	343
Office services expenses	1,034	1,127
Other operating expenses	4,490	3,705

Total Non-Interest Expense	37,640	34,500

Net Income Before Provision for Income Tax Expense	14,793	3,392
Provision for income tax expense	5,008	1,665

Net Income	$9,785	$1,727

Earnings Per Share
Basic earnings per share	$0.93	$0.21
Diluted earnings per share	$0.90	$0.21
Average shares outstanding	10,567,000	8,284,000
Diluted average shares outstanding	10,837,000	8,411,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS

(Dollars in thousands)

	For the three months ended
	December 31, 2013		September 30, 2013		December 31, 2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	Unaudited		Unaudited		Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$315,183	0.29%	$241,088	0.29%	$280,455	0.30%
Investment securities	101,497	1.94%	106,744	1.65%	116,010	2.05%
Loans	911,649	5.27%	888,024	5.45%	811,486	5.71%

Total interest-earning assets	1,328,329	3.84%	1,235,856	4.12%	1,207,951	4.10%
Non-interest-earning assets	92,025		90,347		93,786

Total Assets	$1,420,354		$1,326,203		$1,301,737

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$144,009	0.18%	$125,991	0.18%	$113,196	0.21%
Money market and savings deposits	389,594	0.26%	370,725	0.28%	363,915	0.35%
Certificates of deposit	64,302	0.36%	55,556	0.34%	82,768	0.47%

Total Interest Bearing Deposits	597,905	0.25%	552,272	0.26%	559,879	0.34%
Securities sold under agreements to repurchase	15,604	0.28%	28,202	0.32%	26,783	0.30%
Subordinated debentures and other debt	9,363	4.56%	9,312	5.29%	9,135	8.58%

Total interest bearing liabilities	622,872	0.32%	589,786	0.35%	595,797	0.47%
Non-interest bearing demand deposits	648,577		593,252		566,398

Total funding sources	1,271,449		1,183,038		1,162,195
Non-interest bearing liabilities	12,969		11,523		13,544
Shareholders’ Equity	135,936		131,642		125,998

Total Liabilities and Shareholders’ Equity	$1,420,354		$1,326,203		$1,301,737

Net interest margin		3.69%		3.95%		3.87%

CU BANCORP

CONSOLIDATED AVERAGE BALANCE SHEETS

(Dollars in thousands)

	For the year ended
	December 31, 2013		December 31, 2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	Unaudited		Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$245,102	0.29%	$264,687	0.30%
Investment securities	106,806	1.79%	111,928	2.16%
Loans	878,705	5.49%	606,142	5.65%

Total interest-earning assets	1,230,613	4.13%	982,757	3.82%
Non-interest-earning assets	91,975		63,420

Total Assets	$1,322,588		$1,046,177

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$130,247	0.18%	$87,923	0.21%
Money market and savings deposits	361,486	0.28%	278,635	0.33%
Certificates of deposit	65,943	0.39%	64,964	0.41%

Total Interest Bearing Deposits	557,676	0.27%	431,522	0.32%
Securities sold under agreements to repurchase	24,376	0.30%	26,027	0.35%
Subordinated debentures and other debt	9,368	5.11%	3,825	8.54%

Total interest bearing liabilities	591,420	0.35%	461,374	0.39%
Non-interest bearing demand deposits	587,637		477,792

Total funding sources	1,179,057		939,166
Non-interest bearing liabilities	12,287		7,029
Shareholders’ Equity	131,244		99,982

Total Liabilities and Shareholders’ Equity	$1,322,588		$1,046,177

Net interest margin		3.96%		3.63%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	December 31, 2013	September 30, 2013	December 31, 2012
	Unaudited	Unaudited	Unaudited
Commercial and Industrial Loans:	$299,473	$296,229	$262,637
Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	197,605	192,631	181,844
Other Nonresidential Properties	271,818	262,395	246,450
Construction, Land Development and Other Land	47,074	52,720	48,528
1-4 Family Residential Properties	65,711	63,852	62,037
Multifamily Residential Properties	33,780	27,438	31,610

Total Loans Secured by Real Estate	615,988	599,036	570,469

Other Loans:	17,733	14,377	21,779

Total Loans	$933,194	$909,642	$854,885

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	December 31, 2013		September 30, 2013		December 31, 2012
	Unaudited		Unaudited		Unaudited
Disbursed	$196,044	49%	$187,203	50%	$183,843	50%
Undisbursed	201,860	51%	187,496	50%	185,392	50%

Total Commitment	$397,904	100%	$374,699	100%	$369,235	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2013	2013	2012
	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Tier 1 leverage capital ratio	9.57%	9.80%	9.13%
Tier 1 risk-based capital ratio	11.84%	11.54%	11.46%
Total risk-based capital ratio	12.80%	12.47%	12.35%
Asset Quality Table:
Loans originated by the Bank on non-accrual	$1,657	$2,107	$2,344
Loans acquired thru acquisition that are on non-accrual	7,899	10,337	8,186

Total loans on non-accrual	9,556	12,444	10,530
Other Real Estate Owned	—	3,112	3,112

Total non-accrual loans and Other Real Estate Owned	$9,556	$15,556	$13,642

Net charge-offs year to date	$1,052	$683	$460
Net charge-offs/(recoveries) quarterly	$369	$5	$(130)
Loans on non-accrual as a % of total loans	1.02%	1.37%	1.23%
Total non-accrual loans and Other Real Estate Owned as a % of total assets	0.68%	1.16%	1.09%
Allowance for loan losses as a % of total loans	1.14%	1.10%	1.03%
Allowance for loan losses as a % of total loans accounted at historical cost, which excludes purchased loans acquired by acquisition	1.50%	1.50%	1.54%
Net year to date charge-offs as a % of average year to date loans	0.12%	0.08%	0.08%
Allowance for loan losses as a % of non-accrual loans accounted at historical cost, which excludes non-accrual purchased loans acquired by acquisition and related allowance	639.8%	476.4%	375.6%
Allowance for loan losses as a % of total non-accrual loans	111.0%	80.7%	83.6%

As of December 31, 2013, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

(Dollars in thousands except per share data)

TCE Calculation and Reconciliation to Total Shareholders’ Equity

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. Other companies may calculate TCE in a manner different from CU Bancorp. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

	December 31,	September 30,	December 31,
	2013	2013	2012
	Unaudited	Unaudited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$137,924	$132,114	$125,623
Less: Goodwill	12,292	12,292	12,292
Less: Core deposit and leasehold right intangibles	2,525	1,507	1,747

Tangible Common Equity	$123,107	$118,315	$111,584

Common shares issued and outstanding	11,081,364	10,839,972	10,758,674
Tangible book value per common share	$11.11	$10.91	$10.37
Book value per common share	$12.45	$12.19	$11.68

Core Earnings and Reconciliation to Net Income

The Company utilizes the term Core Earnings, a non-GAAP financial measure. CU Bancorp’s management believes Core Earnings is useful because it is a measure utilized by market analysts in evaluating the Company’s ability to generate profit despite non-recurring items such as merger expenses and provision for loan losses with the ebbs and flows of commercial lending. Other companies may calculate Core Earnings in a manner different from CU Bancorp. A reconciliation of CU Bancorp’s Net Income to Core Earnings is presented in the table below for the periods indicated:

	Twelve Months Ended December 31,
	2013	2012
	Unaudited	Unaudited
Net Income	$9,785	$1,727
Add back: Provision for income tax expense	5,008	1,665
Add back: Provision for loan losses	2,852	1,768
Subtract: Gain on sale of securities, net	47	—
Subtract: Other-than-temporary impairment losses, net	—	(155)
Add back: Merger related expenses	43	3,058

Core Earnings	$17,641	$8,373